Exhibit 99.1

Olympic Steel Reports Third-Quarter 2023 Results

Diversification and operating disciplines drive performance despite challenging market conditions

Central Tube & Bar acquisition in October continues diversification strategy to invest in consistently high-performing businesses

Company remains well-positioned to execute on strategy to deliver more consistent results in all environments and drive profitable growth

CLEVELAND--(BUSINESS WIRE)--November 2, 2023--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three months ended September 30, 2023.

Net income for the third quarter totaled $12.2 million, or $1.06 per diluted share, compared with net income of $12.0 million, or $1.04 per diluted share, in the third quarter of 2022. EBITDA for the third quarter of 2023 was $27.1 million, compared with $23.8 million in the third quarter of 2022. Third-quarter 2023 results include $2.0 million of LIFO pretax income and $4.0 million of pretax income from the Employee Retention Credit (under the CARES Act), compared with $1.5 million of LIFO pretax expense in the same period a year ago.

The Company reported sales totaling $526 million in the third quarter of 2023, compared with $634 million in the third quarter of 2022, due primarily to lower metal pricing year-over-year.

“Olympic Steel’s performance in a challenging third-quarter market demonstrates the benefits of our actions to deliver more consistent results in all environments,” said Richard T. Marabito, Chief Executive Officer. “Metal pricing declines accelerated in the back half of the quarter due to added macroeconomic uncertainty, leading to softer-than-anticipated volumes across the industry. Despite these headwinds, all Olympic segments were profitable, led by our Pipe and Tube business, which recorded one of its most profitable quarters ever, and strong results from our Carbon segment.”

Marabito continued, “On October 2, 2023, as previously announced, we completed the all-cash acquisition of Central Tube & Bar. The transaction, which marks the Company’s seventh acquisition in the past six years, is our latest strategic investment focused on growing our portfolio of products and services with higher-margin returns. Central Tube & Bar’s historical financial performance has been consistently strong, and we believe its value-added contract manufacturing capabilities, geographic reach in the South-Central United States and complementary culture make the company an excellent fit for our Pipe and Tube business.”

Olympic Steel remains well-positioned to continue executing on its growth strategy. Following the Central Tube acquisition, the Company’s total debt under its revolving credit facility was approximately $234 million, with availability of approximately $359 million, leaving significant capital to invest in additional acquisitions, new capacity and increased automation.

Marabito concluded, “We remain optimistic about the long-term outlook for the U.S. steel market and our business. As we finish another solid year, we are seeing a rebound in pricing. We believe improved market pricing dynamics, continued industrial backlogs and anticipated infrastructure spending, along with our ongoing efforts to invest in higher-return opportunities, will result in profitable growth in 2024.”

The Board of Directors approved a regular quarterly cash dividend of $0.125 per share, which is payable on December 15, 2023, to shareholders of record as of December 1, 2023. The Company has paid a regular quarterly dividend since March 2006.

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.

Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share

(Figures may not foot due to rounding.)

The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022

Net income per diluted share (GAAP)	$1.06	$1.04	$3.21	$7.53

Excluding the following items
LIFO (income) / expense	(0.13)	0.10	(0.19)	0.10
Acquisition inventory fair market value adjustment	-	-	0.13	-
Acquisition related expenses	-	-	0.16	-
Gain on sale of warehouse	-	-	-	(0.13)
Employee retention credit	(0.25)	-	(0.25)	-

Adjusted net income per diluted share (non-GAAP)	$0.68	$1.14	$3.06	$7.50

Reconciliation of Net Income to Adjusted EBITDA (in thousands) The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended		Nine Months Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022

Net income (GAAP):	$12,230	$12,046	$37,121	$86,972
Excluding the following items
Foreign exchange loss included in net income	28	17	67	38
Interest and other expense on debt	3,953	3,007	12,379	7,276
Income tax provision	4,674	4,016	14,813	31,787
Depreciation and amortization	6,185	4,666	18,859	14,594

Earnings before interest, taxes, depreciation and
amortization (EBITDA)	27,070	23,752	83,239	140,667

LIFO (income) / expense	(2,000)	1,500	(3,000)	1,500
Acquisition inventory fair market value adjustment	-	-	2,079	-
Acquisition related expenses	-	-	2,556	-
Gain on sale of warehouse	-	-	-	(2,083)
Employee retention credit	(4,000)	-	(4,000)	-

Adjusted EBITDA (non-GAAP)	$21,070	$25,252	$80,874	$140,084

Conference Call and Webcast

A simulcast of Olympic Steel’s 2023 third-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. ET on November 3, 2023, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," and "continue," as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks of falling metals prices and inventory devaluation; supply disruptions and inflationary pressures, including the availability and rising costs of transportation, energy, logistical services and labor; risks associated with shortages of skilled labor, increased labor costs and our ability to attract and retain qualified personnel; rising interest rates and their impacts on our variable interest rate debt; risks associated with the invasion of Ukraine, including economic sanctions, and the conflicts in the Middle East, or additional war, military conflict, or hostilities could adversely affect global metals supply and pricing; risks associated with supply chain disruption resulting from the imbalance of metal supply and end-user demands, including additional shutdowns as a result of infectious disease outbreaks in large markets, such as China, and other factors; general and global business, economic, financial and political conditions, including, but not limited to, recessionary conditions and legislation passed under the current administration; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel: supplier consolidation or addition of new capacity; risks associated with infectious disease outbreaks, including, but not limited to customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or net realizable value inventory adjustments and the impairment of intangible and long-lived assets, negative impacts on our liquidity position, inability to access our traditional financing sources and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; our ability to successfully integrate recent acquisitions, including Central Tube and Bar, Inc., or CTB, into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; the adequacy of our existing information technology and business system software, including duplication and security processes; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory valuation; increased customer demand without corresponding increase in metal supply could lead to an inability to meet customer demand and result in lower sales and profits; competitive factors such as the availability, and global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; customer, supplier and competitor consolidation, bankruptcy or insolvency; the timing and outcomes of inventory lower of cost or net realizable value adjustments and LIFO income or expense; cyclicality and volatility within the metals industry; reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; our ability to sell shares of our common stock under the at-the-market equity program; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management's view of the Company's performance includes adjusted earnings per share and adjusted EBITDA, and management uses these non-GAAP financial measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these non-GAAP financial measures provide useful and meaningful information to us and investors because they enhance investors' understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and value-added processing of carbon and coated sheet, plate, and coil products; stainless steel sheet, plate, bar and coil; aluminum sheet, plate and coil; pipe, tube, valves and fittings; tin plate and manufactured products. The Company was founded in 1954 and operates from 47 locations across North America.

For additional information, please visit the Company’s website at www.olysteel.com.

Olympic Steel, Inc. Consolidated Statements of Net Income (in thousands, except per-share data)

	Three months ended		Nine months ended
	September 30		September 30
	2023	2022	2023	2022

Net sales	$526,411	$634,437	$1,668,755	$2,039,946

Costs and expenses
Cost of materials sold (excludes items shown separately below)	414,480	527,466	1,308,988	1,643,119
Warehouse and processing	28,954	27,397	91,125	79,069
Administrative and general	26,181	26,929	91,047	88,520
Distribution	16,342	15,131	51,531	46,613
Selling	9,587	10,589	30,373	31,905
Occupancy	3,797	3,173	12,452	10,053
Depreciation	5,008	4,062	15,330	12,766
Amortization	1,177	604	3,529	1,828

Total costs and expenses	505,526	615,351	1,604,375	1,913,873

Operating income	20,885	19,086	64,380	126,073

Other loss, net	28	17	67	38

Income before interest and income taxes	20,857	19,069	64,313	126,035

Interest and other expense on debt	3,953	3,007	12,379	7,276

Income before income taxes	16,904	16,062	51,934	118,759

Income tax provision	4,674	4,016	14,813	31,787

Net income	$12,230	$12,046	$37,121	$86,972

Earnings per share:

Net income per share - basic	$1.06	$1.04	$3.21	$7.53

Weighted average shares outstanding - basic	11,586	11,548	11,568	11,543

Net income per share - diluted	$1.06	$1.04	$3.21	$7.53

Weighted average shares outstanding - diluted	11,592	11,557	11,571	11,548

Olympic Steel, Inc. Balance Sheets (in thousands)

	As of September 30, 2023	As of December 31, 2022
Assets

Cash and cash equivalents	$9,091	$12,189
Accounts receivable, net	227,847	219,789
Inventories, net (includes LIFO reserves of $17,301 and $20,301 as of September 30, 2023 and December 31, 2022, respectively)	392,354	416,931
Prepaid expenses and other	12,608	9,197

Total current assets	641,900	658,106

Property and equipment, at cost	466,499	429,810
Accumulated depreciation	(292,280)	(281,478)

Net property and equipment	174,219	148,332

Goodwill	43,690	10,496
Intangible assets, net	84,028	32,035
Other long-term assets	15,425	14,434
Right of use asset, net	33,544	28,224

Total assets	$992,806	$891,627

Liabilities

Accounts payable	$127,671	$101,446
Accrued payroll	29,617	40,334
Other accrued liabilities	22,069	16,824
Current portion of lease liabilities	7,015	6,098

Total current liabilities	186,372	164,702

Credit facility revolver	196,527	165,658
Other long-term liabilities	17,531	12,619
Deferred income taxes	15,869	10,025
Lease liabilities	27,186	22,655

Total liabilities	443,485	375,659

Shareholders' Equity

Preferred stock	-	-
Common stock	135,981	134,724
Accumulated other comprehensive loss	461	1,311
Retained earnings	412,879	379,933

Total shareholders' equity	549,321	515,968

Total liabilities and shareholders' equity	$992,806	$891,627

Olympic Steel, Inc.
Segment Financial Information
(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended September 30,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2023	2022	2023	2022	2023	2022

Tons sold [1]	207,145	203,122	27,936	34,189	N/A	N/A

Net sales	$304,478	$336,259	$132,763	$188,301	$89,170	$109,877
Average selling price per ton	1,470	1,655	4,752	5,508	N/A	N/A
Cost of materials sold	242,532	293,498	111,622	150,546	60,326	83,422
Gross profit	61,946	42,761	21,141	37,755	28,844	26,455
Operating expenses	51,997	41,029	16,473	22,683	18,811	19,360
Operating income	9,949	1,732	4,668	15,072	10,033	7,095

Depreciation and amortization	3,568	2,513	871	1,024	1,729	1,112
LIFO income / (expense)	-	-	-	-	2,000	(1,500)

	Nine months ended September 30,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2023	2022	2023	2022	2023	2022

Tons sold [1]	651,758	619,809	89,163	111,019	N/A	N/A

Net sales	$940,925	$1,086,473	$446,327	$614,744	$281,503	$338,729
Average selling price per ton	1,444	1,753	5,006	5,537	N/A	N/A
Cost of materials sold	744,040	931,844	371,935	455,977	193,013	255,298
Gross profit	196,885	154,629	74,392	158,767	88,490	83,431
Operating expenses	166,295	127,404	53,786	73,138	59,345	54,454
Operating income	30,590	27,225	20,606	85,629	29,145	28,977

Depreciation and amortization	10,891	7,885	2,878	3,037	5,038	3,620
LIFO income / (expense)	-	-	-	-	3,000	(1,500)

[1] The Company does not report tons sold for McCullough Industries, EZ Dumper, or Metal-Fab in the Carbon Flat Products Segment, Shaw Stainless in the Specialty Metals Flat Products Segment or the Tubular and Pipe Products Segment.

	As of September 30, 2023	As of December 31, 2022
Assets
Flat-products	$708,766	$631,607
Tubular and pipe products	282,300	258,412
Corporate	1,740	1,608
Total assets	$992,806	$891,627

Other Information (in thousands, except per-share and ratio data)
	As of September 30, 2023	As of December 31, 2022
Shareholders' equity per share	$49.34	$46.36

Debt to equity ratio	0.36 to 1	0.32 to 1

	Nine Months Ended September 30,
	2023	2022

Net cash from operating activities	$120,999	$98,300

Cash dividends per share	$0.38	$0.27

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com